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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):

                                  March 7, 2002




                            OXIS INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)

          Delaware                      0-8092                  94-1620407
(State or other jurisdiction     (Commission File No.)        (IRS Employer
      of incorporation)                                     Identification No.)

            6040 N. Cutter Circle, Suite 317, Portland, Oregon 97217
            (Address of principal executive offices)      (Zip Code)

       Registrant's telephone number, including area code: (503) 283-3911

                                 Not applicable
          (Former name or former address, if changed since last report)

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                    INFORMATION TO BE INCLUDED IN THIS REPORT

Item 1.  Changes in Control of Registrant.

         On January 30, 2002 the Company entered into an agreement with Meridian Financial Group, L.L.P., a Nevada limited liability partnership ("Meridian"), providing for the purchase by Meridian of a minimum of 1.5 million shares of Series F Convertible Preferred Stock. The Preferred Stock is convertible at an initial conversion ratio of ten (10) shares of the Company's Common Stock for every one (1) share of Preferred Stock. The Agreement provided for a closing of the sale on a date certain not later than March 15, 2002. On March 1, 2002, closing on the transaction commenced with the Company's filing of its Certificate of Designations establishing the Series F Preferred Stock with the Delaware Secretary of State. On March 7, 2002, the sale of 1.5 million shares of Series F Convertible Preferred Stock was closed at a price of $1.00 per share cash for each share of Preferred Stock sold. If Meridian were to convert all of its shares of Preferred Stock at the initial conversion ratio, it would acquire 15 million shares of Common Stock which, based upon the current number of shares of Company Common Stock issued and outstanding, would represent about 61% ownership of the Company's shares of Common Stock then issued and outstanding (computed on this proforma basis).

         At the time of closing, the Company has issued and outstanding 9,660,458 shares of Common Stock.

         As part of the sale, the Company also issued its Warrant granting Meridian the right to purchase up to 1.5 million shares of Common Stock at $1.00 per share. This Warrant matures on March 1, 2007.

         Concurrently with the closing of this stock sale, and as part of the Agreement with Meridian, three directors currently serving on the Board, Timothy Biro, Joseph Bozman, Jr., and Peter Taussig, resigned in order to create vacancies to be filled by Meridian appointees. To date, two of the three vacancies have been filled with the appointment of Dr. Marvin Hausman and Thomas Wolf. It is anticipated that the remaining spot will be filled in the near future. Current members of the Company's Board of Directors continuing on the Board are Ray R. Rogers, Chairman of the Board, President and Chief Executive Officer, Richard Davis, Stuart Lang and Dr. Timothy Rodell.

Item 7.  Financial Statements, Proforma Financial Information and Exhibits.

         (c)   Exhibits.
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               The following exhibits are filed with this Report pursuant to
Item 601 of Regulation SK:

                    10. Agreement dated January 30, 2002, by and among OXIS International, Inc., and Meridian Financial Group, L.L.P. providing for the sale by OXIS to Meridian of 1.5 million shares of Series F Convertible Preferred Stock (with Exhibits A, B and C attached thereto).

                    99. Press Release issued on March 19, 2002, by the Company announcing the sale of its Series F Convertible Preferred Stock to Meridian Financial Group, L.L.P.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         OXIS INTERNATIONAL, INC.
                                         (Registrant)


         Date: March 19, 2002            By: /s/ Ray R. Rogers
                                           -------------------------------------
                                             Ray R. Rogers
                                             President & Chief Executive Officer

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                                                                   EXHIBIT INDEX


Exhibit No.    Description
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10.            Agreement dated January 30, 2002, by and among OXIS
               International, Inc., and Meridian Financial Group, L.L.P.
               providing for the sale by OXIS to Meridian of 1.5 million shares of Series F Convertible Preferred Stock (with Exhibits A, B and C attached thereto).

99. Press Release issued on March 19, 2002, by the Company announcing the sale of its Series F Convertible Preferred Stock to Meridian Financial Group, L.L.P.

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